News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER 2015 RESULTS

Philadelphia, PA - February 3, 2016. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter ended December 31, 2015.

2015 Highlights

•	Fourth quarter adjusted earnings per share $0.70, including $0.07 of unfavorable currency translation, compared to $0.48 in 2014, an increase of 46%

•	Full year adjusted earnings per share $3.59, including $0.48 of unfavorable currency translation, compared to $3.41 in 2014, an increase of 5%

•	Constant currency adjusted earnings grew 60% in the fourth quarter, 19% for the full year

•	Constant currency segment income up 28% in the fourth quarter, 12% for the full year

•	Free cash flow over $600 million for the third consecutive year

•	Global beverage can volumes grew 11% in the fourth quarter, 9% for the full year

Net sales in the fourth quarter were $2,027 million, including $161 million of unfavorable currency translation, compared to $2,127 million in the fourth quarter of 2014.

Segment income (a non-GAAP measure) increased 23% to $234 million in the fourth quarter of 2015 compared to $191 million in the prior year, and included $11 million of unfavorable currency translation in 2015 compared to 2014.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “A strong fourth quarter performance contributed to excellent full-year results for the Company. In 2015, both adjusted earnings per share and segment income increased despite significant currency translation headwinds. On a constant currency basis, 2015 segment income increased 12% and adjusted earnings per share increased 19%. These positive results, combined with free cash flow in excess of $600 million for the third consecutive year, reflect the strong underlying fundamentals of our global businesses as well as the significant contributions from our recent acquisitions of Mivisa and Empaque.

“Global beverage can shipments increased 9% in 2015, including Empaque. Demand increases were notable in Mexico, Europe and Asia. We again benefited from our global beverage can presence, which includes strong regional platforms and a long-standing and diverse customer portfolio.

“Looking to 2016, we are excited about the year ahead. Beverage can growth is expected to continue in many parts of the world, propelled in part by a prevailing shift by customers and consumers away from other packaging types toward cans. To meet our customers’ rising demand for specialty beverage cans in North America, the Company will construct a new facility in Nichols, New York, capable of producing multiple sizes, which is expected to be operational during the first quarter of 2017. We are also building new beverage can plants in Phnom Penh, Cambodia, our third in the country, and Monterrey, Mexico. Both of these facilities, scheduled to commence operations during the second and fourth quarters of 2016, respectively, will support increasing consumer demand for beer packaged in cans in those markets. We are also adding a second production line to our beverage can plant in Osmaniye, Turkey with operations commencing during the fourth quarter of 2016.”

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Interest expense increased to $68 million in the fourth quarter of 2015 over the $65 million in 2014 primarily due to increased borrowings to fund the Company’s acquisition of Empaque.

The effective tax rate for the quarter was 33.8%, or 28.2% on adjusted earnings.

Net income attributable to Crown Holdings in the fourth quarter was $66 million compared to $13 million in the fourth quarter of 2014. Earnings per diluted share were $0.47 in the fourth quarter of 2015 compared to $0.09 in the 2014 fourth quarter. Adjusted earnings per diluted share improved 46% to $0.70 compared to $0.48 in 2014.

A reconciliation from net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share is provided below.

Twelve Month Results
For the full year, net sales were $8,762 million, including $855 million of unfavorable currency translation, compared to $9,097 million in 2014.

Segment income for 2015 increased to $1,026 million, including $98 million of unfavorable currency translation, over the $1,004 million in the same period of 2014.

Interest expense in 2015 was $270 million compared to $253 million in the prior year primarily due to increased borrowings to fund the Mivisa and Empaque acquisitions.

The effective tax rate for the year was 27.9%, or 24.6% on adjusted earnings.

Net income attributable to Crown Holdings for 2015 improved to $393 million over the $387 million in 2014. Earnings per diluted share for 2015 increased to $2.82 over the $2.79 last year. Adjusted earnings per diluted share grew to $3.59 compared to $3.41 in 2014.

Free cash flow (a non-GAAP measure) for the year was $602 million, including $956 million of net cash provided by operating activities.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented excluding the impact of currency translation, regarding revenue, segment income, adjusted net income, the adjusted effective tax rate and adjusted earnings per diluted share does not conform to GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, the effective tax rate, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted earnings per diluted share and information excluding the impact of currency translation are useful in evaluating the Company’s operations. Segment income, free cash flow, the adjusted effective tax rate, adjusted net income, adjusted earnings per diluted share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets,

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

as applicable, and reconciliations to segment income, free cash flow, the adjusted effective tax rate, adjusted net income, adjusted earnings per diluted share and information unadjusted for currency translation can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 4, 2016 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (312) 470-7401 or toll-free (888) 957-9826 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 11, 2016. The telephone numbers for the replay are (203) 369-0591 or toll free (866) 403-8737.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the Company’s ability to continue to generate free cash flow; the continued successful integration and performance of Mivisa and Empaque; future beverage can growth in many parts of the world, including future demand for beverage cans in Mexico, Europe, Turkey and Asia (including Cambodia); a continuation of the shift by customers and consumers to beverage cans from other forms of packaging; the continued demand for specialty beverage cans in North America; and the Company’s ability to successfully complete beverage can capacity addition projects within expected timelines in New York, Cambodia, Mexico and Turkey that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2014 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$2,027	$2,127	$8,762	$9,097

Cost of products sold	1,629	1,785	7,116	7,525
Depreciation and amortization	63	55	237	190
Selling and administrative expense	99	96	390	398
Provision for asbestos	26	45	26	45
Restructuring and other	9	38	66	129
Income from operations (1)	201	108	927	810

Loss from early extinguishment of debt	—	—	9	34
Foreign exchange	6	10	20	14
Interest expense	68	65	270	253
Interest income	(3)	(2)	(11)	(7)
Income before income taxes	130	35	639	516
Provision for/(benefit from) income taxes	44	(1)	178	41
Net income	86	36	461	475

Net income attributable to noncontrolling interests	(20)	(23)	(68)	(88)
Net income attributable to Crown Holdings	$66	$13	$393	$387
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.48	$0.09	$2.85	$2.82
Diluted	$0.47	$0.09	$2.82	$2.79

Weighted average common shares outstanding:
Basic	138,083,619	137,451,835	137,937,938	137,225,058
Diluted	139,269,286	138,796,080	139,135,104	138,537,590
Actual common shares outstanding	139,441,298	139,000,471	139,441,298	139,000,471

(1)	A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Income from operations	$201	$108	$927	$810
Add back:
Provision for asbestos	26	45	26	45
Provision for restructuring and other	9	38	66	129
Fair value adjustment to inventory (1)	—	—	6	19
Impact of hedge ineffectiveness (1)	(2)	—	1	1
Segment income	$234	$191	$1,026	$1,004
(1) Included in cost of products sold

Segment Information

	Three Months Ended December 31,			Twelve Months Ended December 31,
Net Sales	2015	2015 at	2014	2015	2015 at	2014
	Actual	2014 rates (2)	Actual	Actual	2014 rates (2)	Actual
Americas Beverage	$691	$750	$622	$2,771	$2,977	$2,335
North America Food	150	154	181	680	696	809
European Beverage	331	358	350	1,504	1,686	1,708
European Food	420	469	482	1,984	2,346	2,197
Asia Pacific	282	297	302	1,202	1,240	1,226
Total reportable segments	1,874	2,028	1,937	8,141	8,945	8,275
Non-reportable segments	153	160	190	621	672	822
Total net sales	$2,027	$2,188	$2,127	$8,762	$9,617	$9,097

Segment Income

Americas Beverage	$127	$133	$93	$427	$457	$334
North America Food	14	14	20	86	86	127
European Beverage	50	53	42	228	251	265
European Food	38	41	25	246	291	221
Asia Pacific	34	35	34	145	148	142
Total reportable segments	263	276	214	1,132	1,233	1,089
Non-reportable segments	21	21	20	83	86	92
Corporate and other unallocated items	(50)	(52)	(43)	(189)	(195)	(177)
Total segment income	$234	$245	$191	$1,026	$1,124	$1,004

(2) Information presented for 2015 at 2014 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Earnings Per Diluted Share to Adjusted Net Income and Adjusted Earnings Per Diluted Share
The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted earnings per diluted share, as used elsewhere in this release.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income attributable to Crown Holdings, as reported	$66	$13	$393	$387

Fair value adjustment to inventory (1)	—	—	6	19
Hedge ineffectiveness (2)	(2)	—	1	1
Provision for asbestos (3)	26	45	26	45
Restructuring and other (4)	9	38	71	129
Loss from early extinguishment of debt (5)	—	—	9	34
Income taxes (6)	(2)	(30)	(7)	(142)
Adjusted net income	$97	$66	$499	$473

Earnings per diluted share as reported	$0.47	$0.09	$2.82	$2.79
Adjusted earnings per diluted share	$0.70	$0.48	$3.59	$3.41

Effective tax rate as reported	33.8%	(2.9)%	27.9%	7.9%
Adjusted effective tax rate	28.2%	24.6%	24.6%	24.6%

Adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, earnings per diluted share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2015, the Company recorded a charge of $6 million in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Empaque. In 2014, the Company recorded a charge of $19 million related to the sale of inventory acquired in its acquisition of Mivisa.

(2)
In the fourth quarter and full year of 2015, the Company recorded income of $2 million and a charge of $1 million in cost of products sold related to the timing impact of hedge ineffectiveness. In 2014, the Company recorded a charge of $1 million for hedge ineffectiveness.

(3)	In the fourth quarters of 2015 and 2014, the Company recorded charges of $26 million and $45 million to increase its reserves for asbestos related liabilities.

(4)
In the fourth quarter and full year of 2015, the Company recorded restructuring and other charges of $1 million and $49 million. The full year charge included $5 million reported in cost of products sold for inventory write downs in plants to be closed. In the fourth quarter and full year of 2014, the Company recorded restructuring and other charges of $4 million and $42 million.

In the fourth quarter and full year of 2015, the Company recorded charges of $8 million and $22 million for asset sales and impairments. In the fourth quarter and full year of 2014, the Company recorded charges of $34 million and $87 million primarily for asset sales and impairments related to the divestment of certain operations and acquisition transaction costs.

(5)
In the second quarter of 2015, the Company recorded a charge of $9 million for the write off of deferred financing fees in connection with the repayment of its Term Loan B borrowings. In the third quarter of 2014, the Company recorded a charge of $34 million in connection with the redemption of its €500 million notes due 2018.

(6)
In the fourth quarter and full year of 2015, the Company recorded income tax benefits of $6 million and $18 million related to the items described above, a charge of $7 million in the first quarter to record a potential liability arising from a recent unfavorable tax court ruling in Spain, and a charge of $4 million in the fourth quarter to reduce deferred tax assets due to a tax rate reduction in the U.K. In the fourth quarter of 2014, the Company recorded income tax benefits of $30 million related to the items described above, and to reduce its deferred tax liabilities due to a tax rate reduction in Spain. In the full year of 2014, the Company recorded income tax benefits of $42 million related to the items described above and $100 million in connection with the rate reduction in Spain and the reversal of tax valuation allowances in France.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2015	2014 (1)
Assets
Current assets
Cash and cash equivalents	$717	$965
Receivables, net	912	1,031
Inventories	1,213	1,324
Prepaid expenses and other current assets	207	299
Total current assets	3,049	3,619

Goodwill and intangible assets	3,580	2,926
Property, plant and equipment, net	2,699	2,437
Other non-current assets	692	661
Total	$10,020	$9,643

Liabilities and equity
Current liabilities
Short-term debt	$54	$75
Current maturities of long-term debt	209	175
Accounts payable and accrued liabilities	2,645	2,674
Total current liabilities	2,908	2,924

Long-term debt, excluding current maturities	5,255	4,944
Other non-current liabilities	1,422	1,388

Noncontrolling interests	291	268
Crown Holdings shareholders' equity	144	119
Total equity	435	387
Total	$10,020	$9,643

(1)	Certain prior year amounts have been reclassified in accordance with new accounting guidance regarding the presentation of debt issuance costs.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Twelve Months Ended December 31,	2015	2014

Cash flows from operating activities
Net income	$461	$475
Depreciation and amortization	237	190
Provision for restructuring and other	66	129
Pension expense	48	56
Pension contributions	(79)	(81)
Stock-based compensation	27	22
Working capital changes	153	202
Deferred tax and other	43	(81)
Net cash provided by operating activities (A)	956	912

Cash flows from investing activities
Purchase of business	(1,207)	(733)
Capital expenditures	(354)	(328)
Proceeds from sale of assets and divestitures	40	38
Other	(27)	2
Net cash used for investing activities	(1,548)	(1,021)

Cash flows from financing activities
Net change in debt	528	671
Dividends paid to noncontrolling interests	(48)	(77)
Purchase of noncontrolling interests	—	(93)
Debt issue costs	(18)	(41)
Other, net	(56)	(15)
Net cash provided by financing activities	406	445

Effect of exchange rate changes on cash and cash equivalents	(62)	(60)

Net change in cash and cash equivalents	(248)	276
Cash and cash equivalents at January 1	965	689

Cash and cash equivalents at December 31	$717	$965

(A)
Free cash flow is defined by the Company as net cash from operating activities less capital expenditures. A reconciliation of net cash from operating activities to free cash flow for the three and twelve months ended December 31, 2015 and 2014 follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net cash from operating activities	$641	$903	$956	$912
Premiums paid to retire debt early	—	—	—	28
Adjusted net cash from operating activities	641	903	956	940
Capital expenditures	(178)	(116)	(354)	(328)
Free cash flow	$463	$787	$602	$612